Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A Post Effective Amendment No. 2, of IA Global, Inc., of our report dated July 14, 2010, relating to the consolidated financial statements of IA Global, Inc. as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Sherb & Co., LLP

New York, New York

August 27, 2010